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                                                                   EXHIBIT 12(b)



                             D&N CAPITAL CORPORATION
                Computation of ratio on earnings to fixed charges
                   and preferred stock dividend requirements


                                                          For the Quarter
                                                          March 31, 1998
                                                    (In thousands, except ratio):
                                                    -----------------------------
Net income                                                     $1,003


Fixed charges:
    Advisory fees                                                  31

Total fixed charges                                                31

Earnings before fixed charges                                   1,034

Fixed charges, as above                                            31

Preferred stock dividend requirements                             681

Fixed charges including preferred
    stock dividends                                               712

Ratio of earnings to fixed charges and
    preferred stock dividend requirements                        1.45
